Exhibit 10.2

SETTLEMENT AGREEMENT
 AND
RELEASE

This Settlement Agreement and Release (the "Agreement") is entered into as of the 26th day of May, 2006, by and between Diversified Financial Resources Corporation, a corporation (“DVFN”) and Richard Surber, personally ("Surber").

RECITALS

A. WHEREAS, DVFN received certain loans and investment funds from Surber, represented by a debenture for $75,000 and a promissory note in the amount of $34,500: and

B. WHEREAS, DVFN has payment and delivery obligations to Surber for the payment of those loans and investments, including principal and interest; and.

C. WHEREAS, the parties desire in exchange for the releases and promised delivery designated herein to release and discharge any and all claims that exist between the parties hereto arising from that Stock Purchase Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein which are acknowledge to be good and valuable consideration the parties agree as follows:

1.
DVFN shall deliver to Surber $109,500 (One Hundred Nine Thousand Five Hundred dollars) within two business days of the execution of this agreement and will issue 937,500 (Nine hundred thirty-seven thousand five hundred) restricted shares of its common stock to Surber.

2.
DVFN and Surber shall each release and discharge the other party from any and all charges, claims and rights that were asserted or could have been asserted as to the other party arising out of the debenture and promissory note given to Surber by DVFN upon the execution and performance provided for herein.

3.
Except as expressly set forth in this agreement, the parties hereby release, acquit and forever discharge each other, their present and former officers, directors, members, employees, affiliates, owners, partners, attorneys, agents, successors and assigns, of and from any and all claims, demands, promises, costs, damages, expenses and/or causes of action of any nature whatsoever, which exist or may exist, as of the date of this agreement, including, but not limited to, those claims which are made or could be made in a legal action, whether known or unknown, liquidated or contingent. In this regard, the parties acknowledge and represent that they have made their own investigation with respect to the claims involved in any prior dealings and the advisability of settlement and that they have not relied upon any representations of any other party to this agreement in agreeing to settlement of the all claims and the mutual release contained herein.

4.
The parties acknowledge and agree that this agreement is entered into in settlement and compromise of disputed or potential claims and shall not constitute an admission of any evidence of wrongdoing by any party and that each party denies any liability to any other party to this agreement.

5.	DVFN understands that Surber is relying upon DVFN=s representations and warranties as contained in this Agreement and the settlement of claims as set forth herein.

6.
Should legal action be necessary to enforce, construe, rescind, terminate or recover for the breach of the provisions of this agreement, the prevailing part or parties shall be entitled to recover all costs of suit, including reasonable attorney's fees.

7.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah.

8.	The individuals signing this Agreement warrant that they have full authority to bind their principals as parties to this Agreement.

    IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

DIVERSIFIED FINANCIAL RESOURCES CORPORATION	RICHARD SURBER

/s/ Elson Soto, Jr.	/s/ Richard Surber

Elson Soto, Jr. President	Richard Surber